Pricing supplement 833BE To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009, and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated March 9, 2010; Rule 424(b)(2)
Structured Investments	Deutsche Bank $41,650,000 Autocallable Securities Linked to a Basket of Currencies Relative to the Japanese Yen due March 25, 2011
General
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The securities are linked to the performance of an equally weighted basket of currencies (the “Basket”) consisting of the Brazilian real, the South African rand, the Indonesian rupiah and the Korean won (the “Basket Currencies”) relative to the Japanese yen (the “Reference Currency”).

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The securities are designed for investors who seek early exit prior to maturity at a premium if the Basket Closing Level is greater than or equal to the Call Level on any Observation Date. Investors should be willing to forgo coupon payments and, if the securities are not automatically called and the Basket level declines by more than the Buffer Amount as of the Final Valuation Date, be willing to lose some or all of their investment in the securities. Any payment at maturity or upon an automatic call of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing March 25, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on March 9, 2010 (the “Trade Date”) and are expected to settle four business days later on March 15, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount.
Basket:
The securities are linked to an equally weighted basket consisting of the Brazilian real, South African rand, Indonesian rupiah and Korean won (each a “Basket Currency,” and together the “Basket Currencies”).

Basket Currency	Reference Currency	Initial Spot Rate	Basket Currency Performance Weighting
Brazilian real (“BRL”)	Japanese yen (“JPY”)	0.019971	1/4
South African rand (“ZAR”)	Japanese yen (“JPY”)	0.082385	1/4
Indonesian rupiah (“IDR”)	Japanese yen (“JPY”)	102.4507	1/4
Korean won (“KRW”)	Japanese yen (“JPY”)	12.6379	1/4
Currency of the Issue:	United States dollars
Automatic Call:
If the Basket Closing Level on any Observation Date is greater than or equal to the Call Level, the securities will be automatically called for a cash payment per $1,000 Face Amount based on the Call Premium for the applicable Observation Date, payable on the corresponding Call Settlement Date.

Call Level:	101, equal to 101% of the Starting Basket Level
Payment if called:
If the securities are automatically called, you will be entitled to receive a cash payment per $1,000 Face Amount equal to $1,000 plus $1,000 multiplied by the Call Premium for the relevant Observation Date. The Call Premiums reflect an annualized return of approximately 18.00%. The Observation Dates, Call Settlement Dates, Call Premiums and Call Payments are set forth in the table below.

Observation Date†	Call Settlement Date†	Call Premium	Call Payment (Per $1,000 Face Amount)
June 9, 2010	June 14, 2010	4.5%	$1,045.00
September 10, 2010	September 15, 2010	9.0%	$1,090.00
December 9, 2010	December 14, 2010	13.5%	$1,135.00
March 22, 2011 (Final Valuation Date)	March 25, 2011 (Maturity Date)	18.00%	$1,180.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity per $1,000 Face Amount will be:
•     If the Basket Performance is greater than or equal to -5.00%, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount.
•     If the Basket Performance is less than -5.00%, you will be entitled to receive a cash Payment at Maturity, calculated as follows:

$1,000 + [$1,000 x (Basket Performance + Buffer Amount) x Downside Leverage Factor)
If the securities are not called and the Basket declines by more than 5% over the term of the securities, you will lose some or all of your investment at maturity.
Buffer Amount:	5.00%
Downside Leverage Factor:	1.0526
Basket Performance:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows:
Ending Basket Level – Starting Basket Level
Starting Basket Level
The Basket Performance may be positive or negative.
Starting Basket Level:	100
Ending Basket Level:	The Basket Closing Level on the Final Valuation Date.
Basket Closing Level:
The Basket Closing Level on any business day will equal:
100 x [1+ (BRL Performance x 1/4)+ (ZAR Performance x 1/4) + (IDR Performance x 1/4) + (KRW Performance x 1/4)]
The BRL Performance, ZAR Performance, IDR Performance and KRW Performance will each equal the Currency Performance of the respective Basket Currency against the Japanese yen, expressed as a percentage from its Initial Spot Rate to its Final Spot Rate.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
(Initial Spot Rate – Final Spot Rate) / Initial Spot Rate
Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date, as set forth in the table above.
Final Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the relevant date of calculation.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the Japanese yen, expressed as units of the respective Basket Currency per Japanese yen, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rates.” The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this pricing supplement.

Final Valuation Date†:	March 22, 2011
Maturity Date†:	March 25, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	2515A03D3 / US2515A03D30
†Subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per security	$1,000.00	$5.00	$995.00
Total	$41,650,000.00	$208,250.00	$41,441,750.00
(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., acting as placement agents for the notes, will receive a fee from the Issuer of $5.00 per $1,000 face amount of notes.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$41,650,000.00	$2,969.65
JPMorgan
Placement Agent
March 9, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment on the Securities Assuming a Range of Performance for the Basket Currencies relative to the Japanese yen?

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical Call Payment upon an automatic call on any of the Observation Dates and uses Call Premiums of 4.50%, 9.00%, 13.50% and 18.00% for the respective Observation Dates.

Observation Date	Call Settlement Date	Call Premium	Call Payment (per $1,000 Face Amount)
June 9, 2010	June 14, 2010	4.5%	$1,045.00
September 10, 2010	September 15, 2010	9.0%	$1,090.00
December 9, 2010	December 14, 2010	13.5%	$1,135.00
March 22, 2011 (Final Valuation Date)	March 25, 2011 (Maturity Date)	18.00%	$1,180.00

If the securities are not called:

The following table illustrates how the hypothetical Payments at Maturity per $1,000 Face Amount are calculated if the securities are not called prior to maturity, and uses a Starting Basket Level of 100, a Buffer Amount of 5.00% and a Downside Leverage Factor of 1.0526. The numbers appearing below have been rounded for ease of analysis.

Ending Basket Level	Basket Performance	Payment at Maturity	Return on the Securities
130.00	30.00%	N/A	N/A
120.00	20.00%	N/A	N/A
110.00	10.00%	N/A	N/A
101.00	1.0%	N/A	N/A
100.00	0.0%	$1,000.00	0%
95.00	-5.00%	$1,000.00	0%
90.00	-10.00%	$947.37	-5.26%
80.00	-20.00%	$842.11	-15.79%
60.00	-40.00%	$631.58	-36.84%
40.00	-60.00%	$421.05	-57.89%
20.00	-80.00%	$210.53	-78.95%
0.00	-100.00%	$0.00	-100.00%

The following examples illustrate how the hypothetical Payments at Maturity or hypothetical Call Payments set forth in the two tables above are calculated.

Example 1: The Basket Closing Level increases from the Starting Basket Level of 100 to 110 on the first Observation Date. Because the Basket Closing Level on the first Observation Date is greater than or equal to the Call Level, the securities are automatically called, and the investor will receive a cash payment of $1,045.00 per $1,000 Face Amount on the Call Settlement Date, calculated as follows:

$1,000 x 104.50% = $1,045.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date, and the Basket Closing Level increases from the Starting Basket Level of 100 to the Ending Basket Level of 110. Because the last Observation Date is scheduled to be the Final Valuation Date, and the Ending Basket Level is greater than or equal to the Call Level, the securities are automatically called, and the investor will receive a cash payment of $1,180.00 per $1,000 Face Amount on the Call Settlement Date, calculated as follows:

$1,000 x 118.00% = $1,180.00

Example 3: The securities are not automatically called and the Basket level decreases from the Starting Basket Level of 100 to a Ending Basket Level of 95, resulting in a Basket Performance of -5%. Because the Basket Performance is greater than or equal to -5%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount.

Example 4: The securities are not automatically called and the Basket level decreases from the Starting Basket Level of 100 to the Ending Basket Level of 80, resulting in a Basket Performance of -20%. Because the Basket Performance is less than    -5%, the investor will receive a Payment at Maturity of $842.11 per $1,000 Face Amount, calculated as follows:

$1,000 + [$1,000 x (-20% + 5%) x 1.0526) = $842.11

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The securities are designed for investors who believe that the Basket Currencies will appreciate relative to the Japanese yen over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Basket Closing Level has declined by more than 5.00%, as compared to the Starting Basket Level, on the Final Valuation Date.  If the securities are not automatically called and the Basket Performance is equal to or greater than -5.00%, you will receive your initial investment amount at maturity. If the Basket Performance is less than -5.00%, you are exposed to any decline in the Basket level on a leveraged basis to the extent that the Basket Performance is less than -5.00%.  You will lose some or all of your investment if the securities are not automatically called and the Basket Closing Level has declined more than 5.00%, as compared to the Starting Basket Level, on the Final Valuation Date. Because the securities are our senior unsecured obligations, payment of any amount on the securities maturity or upon an automatic call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the securities is more than one year, the securities will be called if the Basket Closing Level is greater than or equal to the Call Level on any Observation Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of approximately 18.00% per annum, or approximately 4.50% on a quarterly basis.

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LIMITED PROTECTION AGAINST LOSS – If the securities are not called, you are protected against a decline in the Basket level of up to the Buffer Amount of 5.00%. If the Basket Performance is less than -5.00%, you will lose an amount equal to 1.0526% of the Face Amount of your securities for every 1% that the Basket Performance is less than -5.00%.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the securities is linked to the performance of a Basket consisting of the  Brazilian real, the South African rand, the Indonesian rupiah and the Korean won, which we refer to collectively as the Basket Currencies, relative to the Japanese yen, which we refer to as the Reference Currency.  Accordingly, the level of the Basket will increase as the Basket Currencies appreciate relative to the Japanese yen, and will decrease as the Basket Currencies depreciate relative to the Japanese yen.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the securities.  Although the tax consequences of an investment in the securities are uncertain, based on that opinion we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the Japanese yen and will depend on whether the securities are automatically called, and if the securities are not called, on the Ending Basket Level as compared to the Starting Basket Level. If the securities are not automatically called and the Basket Performance, as measured from the Ending Basket Level to the Starting Basket Level, is less than -5.00%, your investment will be exposed on a leveraged basis to the extent that the Basket Performance is less than -5.00%. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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THE MAXIMUM RETURN TO THE SECURITIES IS LIMITED TO THE CALL PREMIUM —The appreciation potential of the securities is limited to the pre-specified Call Premium on the relevant Observation Date, regardless of the performance of the Basket. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date.  Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk. If the securities are not automatically called, you will not realize a positive return on the securities, and you may lose up to 100% of your initial investment if the Basket Performance is less than -5.00%.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the value of the securities. Any payment on the securities is subject to our creditworthiness.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES OR THE JAPANESE YEN – You may receive a lower payment in respect of the securities than you would have received if you had invested directly in the Basket Currencies or the Japanese yen. In addition, the Basket Performance is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity or upon an automatic call described in this pricing supplement is based on the full Face Amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the securities.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the performance of the Basket Currencies relative to the Japanese yen to which the securities are linked.

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GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES RELATIVE TO THE JAPANESE YEN MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES – The securities are linked to the performance of the Basket composed of four currencies with equal weightings. The performance of the Basket Currencies relative to the Japanese yen will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive performance of one or more Basket Currencies relative to the Japanese yen may be offset, in whole or in part, by negative performance of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies relative to the Japanese yen and, consequently, the value of the securities.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant date of calculation would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Closing Level using its normal means. The resulting discretion by the calculation agent in determining the Basket Closing Level could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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THE BASKET CURRENCIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the securities.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the Japanese yen. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the Japanese yen, as the Reference Currency;

•	the time to maturity of the securities;

•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the Japanese yen;

•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the Japanese yen;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES – It is impossible to predict whether any of the JPY/BRL Spot Rate, the JPY/ZAR Spot Rate, the JPY/IDR Spot Rate and the JPY/KRW Spot Rate will rise or fall. The JPY/BRL Spot Rate, the JPY/ZAR Spot Rate, the JPY/IDR Spot Rate and the JPY/KRW Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Closing Level in the manner described herein, and calculating the amount that we are required to pay you upon maturity or upon an automatic call, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Closing Level, Payment at Maturity or Call Payment in the ordinary manner, the calculation agent will determine the Basket Closing Level, Payment at Maturity or Call Payment in good faith and in a commercially reasonable manner, and it is possible that the Observation Dates, the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rates of any Basket Currency is not available on an Observation Date or the Final Valuation Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates

The Spot Rate for the Brazilian real will be the JPY/BRL reference rate, expressed as the amount of Brazilian reais per one Japanese yen, which is equal to (a) the USD/BRL mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT09”(or any successor page), divided by (b) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12” (or any successor page) on such date of calculation.

The Spot Rate for the South African rand will be the JPY/ZAR reference rate, expressed as the amount of South African rand per one Japanese yen, which is equal to (a) the USD/ZAR mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of South African rand per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT15”(or any successor page), divided by (b) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12” (or any successor page) on such date of calculation.

The Spot Rate for the Indonesian rupiah will be the JPY/IDR reference rate, expressed as the amount of Indonesian rupiahs per one Japanese yen, which is equal to (a) the USD/IDR spot rate at approximately 11:00 a.m. Singapore time, expressed as the amount of Indonesian rupiahs per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01”(or any successor page), divided by (b) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12” (or any successor page) on such date of calculation.

The Spot Rate for the Korean won will be the JPY/KRW reference rate, expressed as the amount of Korean won per one Japanese yen, which is equal to (a) the USD/KRW market average rate, expressed as the amount of Korean won per one U.S. dollar, for settlement in two business days, reported by the Korea Financial Telecommunications and Clearing Corporation which appears on the Reuters Page “KFTC18” to the right of the caption “USD Today” that is available at approximately 3:30 p.m. Seoul time(or any successor page), divided by (b) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12” (or any successor page) on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies, the Payment at Maturity or Call Payment in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Observation Dates, Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for an exchange rate is not available on an Observation Date or the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts show the historical performance of the Basket Performance as well as historical individual exchange rates for each of the Basket Currencies against the Japanese yen.  In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The retrospective data for the Basket Performance was calculated by setting the level to 100 on March 9, 2010 and measured retrospectively to March 9, 2000. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 3, 2000 through March 9, 2010. The retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), future performance of the Basket Currencies or the Basket Performance. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities. As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the Japanese Yen, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the Japanese Yen. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from March 9, 2000 through March 9, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 9, 2010
(expressed as units of Brazilian reais per Japanese yen)

Brazilian Real	High	Low	Period End
2000	0.01833	0.01595	0.01704
2001	0.02429	0.01637	0.01754
2002	0.03195	0.01720	0.03093
2003	0.03074	0.02373	0.02696
2004	0.02912	0.02545	0.02587
2005	0.02659	0.01799	0.01983
2006	0.02100	0.01786	0.01793
2007	0.01847	0.01503	0.01592
2008	0.02843	0.01435	0.02553
2009	0.02713	0.01846	0.01876
2010 (through March 9, 2010)	0.02144	0.01856	0.01980

Past performance is not indicative of future performance.

South African rand
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 9, 2010
(expressed as units of South African rand per Japanese yen)

South African rand	High	Low	Period End
2000	0.0724	0.0564	0.0662
2001	0.1078	0.0632	0.0909
2002	0.0960	0.0712	0.0721
2003	0.0769	0.0564	0.0623
2004	0.0712	0.0539	0.0551
2005	0.0641	0.0442	0.0537
2006	0.0791	0.0506	0.0588
2007	0.0679	0.0294	0.0614
2008	0.1292	0.0608	0.1051
2009	0.1182	0.0791	0.0795
2010 (through March 9, 2010)	0.0887	0.0786	0.0818

Past performance is not indicative of future performance.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 9, 2010
(expressed as units of Indonesian rupiahs per Japanese yen)

Indonesian rupiah	High	Low	Period End
2000	88.7000	65.9202	83.1900
2001	99.5500	68.7800	78.9800
2002	79.7400	68.2400	75.2788
2003	84.5654	67.6926	78.5302
2004	90.9500	75.6846	90.3289
2005	99.3228	79.9737	83.4926
2006	85.6637	75.3891	75.5407
2007	87.8240	71.0106	84.1201
2008	139.497	82.7387	124.9328
2009	135.0051	100.5183	101.7206
2010 (through March 9, 2010)	106.3614	98.7025	101.7052

Past performance is not indicative of future performance.

Korean won
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 9, 2010
(expressed as units of Korean won per Japanese yen)

Japanese Yen	High	Low	Period End
2000	11.19796	10.01651	11.05673
2001	11.28990	9.94040	9.97645
2002	10.40497	9.53350	9.97220
2003	11.22285	9.63465	11.11825
2004	11.23990	9.98852	10.07929
2005	10.25478	8.51764	8.57859
2006	8.67863	7.79879	7.80900
2007	8.70542	7.44013	8.37118
2008	16.21410	8.33632	14.26974
2009	16.42176	12.42136	12.43752
2010 (through March 9, 2010)	13.16862	12.08624	12.54090

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., acting as placement agents for the notes, will receive a fee from the Issuer of $5.00 per $1,000 face amount of notes.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.